SECURITIES AND EXCHANGE COMMISSION

                       Washington, D.C. 20549





                              FORM 8-K

                           CURRENT REPORT


               Pursuant to Section 13 or 15(d) of the
                   Securities Exchange Act of 1934


Date of Report (Date of earliest event reported): September 27, 2000



                     PILGRIM'S PRIDE CORPORATION
       (Exact name of registrant as specified in its charter)



         DELAWARE                    1-9273                    5-1285071
(State or other jurisdiction       (Commission              (IRS Employer
    of incorporation)              File Number)          Identification No.)


               110 SOUTH TEXAS STREET
                 PITTSBURG, TEXAS                       75686-0093
           (Address of principal executive offices)     (ZIP Code)


      Registrant's telephone number, including area code: (903) 855-1000

ITEM 5.  OTHER EVENTS

     On September 27, 2000, Pilgrim's Pride Corporation announced that it had signed a definitive agreement with WLR Foods, Inc. for the sale of all the outstanding stock of WLR Foods in a cash merger valued at approximately $300 million. Pursuant to the agreement, Pilgrim's Pride will pay $14.25 for each outstanding share of WLR Foods common stock. The merger is subject to customary closing conditions, including the receipt of regulatory approval and the approval of WLR Foods' shareholders. The transaction has received the unanimous approval of both companies' Boards of Directors.

     On August 2, 2000, Robert E. Hilgenfeld resigned as a Director of Pilgrim's Pride due to personal reasons. The Board of Directors has elected Key Coker to fill the vacancy created by Mr. Hilgenfeld's departure. Mr. Coker will serve in the capacity of a Director until the next annual meeting or until his successor is duly elected and qualified.


ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

(c)  EXHIBITS.

   EXHIBIT
   NUMBER                      DESCRIPTION

   2    --     Agreement and Plan of Merger dated September 27, 2000
               (incorporated by reference from
               Exhibit 2 of WLR Foods, Inc.'s Current Report on Form 8-K (No.
               000-17060) dated September 28, 2000).

  99    --     Press release dated September 27, 2000.

SIGNATURES

   Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                             PILGRIM'S PRIDE CORPORATION




Date:   October 11, 2000    By: /S/ RICHARD A. COGDILL
                            Richard A. Cogdill
                            Executive Vice President, Chief Financial Officer,
                            Secretary and Treasurer

                                 EXHIBIT INDEX


   EXHIBIT
   NUMBER                      DESCRIPTION

    2   --    Agreement and Plan of Merger dated September 27, 2000
              (incorporated by reference from
              Exhibit 2 of WLR Foods, Inc.'s Current Report on Form 8-K (No.
              000-17060) dated September 28, 2000).

   99   --    Press release dated September 27, 2000

                                   EXHIBIT 2

                                  EXHIBIT 99

                              JOINT STATEMENT OF
                        PILGRIM'S PRIDE CORPORATION &
                               WLR FOODS, INC.


          PILGRIM'S PRIDE TO ACQUIRE WLR FOODS FOR $14.25 PER SHARE

Pittsburg, TX and Broadway, VA - September 27, 2000 - Pilgrim's Pride Corporation (NYSE: CHX, CHX.A) and WLR Foods, Inc. (Nasdaq: WLRF) today announced that they have signed a definitive agreement for Pilgrim's Pride to acquire all the outstanding stock of WLR Foods in a cash merger valued at approximately $300 million, which includes the assumption and/or refinancing of approximately $53.4 million of WLR Foods' debt. Pursuant to the agreement, Pilgrim's Pride will pay $14.25 for each outstanding share of WLR Foods common stock. The merger is subject to customary closing conditions, including the receipt of regulatory approval and the approval of WLR Foods' shareholders. The transaction has received the unanimous approval of both companies' Boards of Directors and is expected to be completed during December 2000.

"We are extremely pleased to announce this transaction, and we believe that our expansion into the mid-Atlantic region of the United States will allow us more options in serving our existing customers, as well as the opportunity to establish new relationships with the customers of WLR Foods," stated David Van Hoose, Chief Executive Officer, President and Chief Operating Officer of Pilgrim's Pride Corporation. "We are excited about the opportunity to welcome the employees, suppliers and growers of WLR Foods into our company, and we anticipate a smooth and positive transition. As a result of the acquisition, we believe that Pilgrim's Pride will become the nation's second largest chicken company and the fourth largest turkey company in terms of production capacities."

"The decision to sell was not easy," stated James L. Keeler, President and Chief Executive Officer of WLR Foods, Inc. "However, the Board and executive management of WLR Foods believe that the offer by Pilgrim's Pride, which reflects a 105% premium to the closing share price on September 26, is in the best interests of WLR Foods and its many stakeholders. We believe that all of WLR Foods' employees, customers, growers and suppliers will find Pilgrim's Pride to be a quality employer, business partner and community citizen."

Pilgrim's Pride is currently the fifth largest chicken company in the United States and the second largest in Mexico. Pilgrim's Pride employs more than 15,500 persons in Texas, Arkansas, Arizona, Oklahoma and Mexico. WLR Foods is currently the twelfth largest chicken company and the fourth largest turkey company in the United States, with approximately 7,000 employees in Virginia, North Carolina, West Virginia and Pennsylvania. Combined, the two companies will have annual sales in excess of $2.25 billion and assets of approximately $1.1 billion.

Statements contained in this press release that state the intentions, hopes, beliefs or expectations or predictions of the future of Pilgrim's Pride or WLR Foods and their respective management are forward-looking statements. It is important to note that the actual results could differ materially from those projected in such forward-looking statements. For example, no assurance is or can be given that the merger described above will be consummated. With respect to forward-looking statements regarding Pilgrim's Pride, factors that could cause actual results to differ materially from those projected in such forward-looking statements include: changes in the commodity prices of feed ingredients, chicken and turkey; the company's indebtedness; risks associated with the company's foreign operations, including currency exchange rate fluctuations, trade barriers, exchange controls and expropriation; the impact of current and future laws and regulations; and the other risks described in the company's SEC filings. The foregoing release is not intended to solicit proxies in connection with the merger and shall not be deemed to be a proxy solicitation. WLR Foods will separately solicit proxies by means of a proxy statement that will be distributed to its shareholders.


For further information:

Pilgrim's Pride Corporation
Richard A. Cogdill
Chief Financial Officer
(903) 855-4205


WLR Foods, Inc.
Dale S. Lam
Chief Financial Officer
(540) 896-0457